                                                                   EXHIBIT 10.39


Group Technologies Corporation
10901 Malcolm McKinley Drive
Tampa, Florida  33612


December 10, 1996


Mr. Carl P. McCormick
7802 Hidden Island Lane
Tampa, Florida 33617

Dear Carl:

This letter serves to confirm the terms of our agreement regarding your separation from employment with Group Technologies Corporation (the "Company) and supersedes all previous discussions and understandings with regard to your separation from the Company.

Your resignation as President, Chief Executive Officer and Director of the Company will be effective on Thursday, October 31, 1996; however, you will continue to be employed by the Company through December 31, 1996. Effective January 1, 1997, you will be placed on layoff status until December 31, 1998. You will receive your final paycheck for the period ending December 31, 1996 on your last day of employment. For the remainder of 1996, you will be expected to assist in the transition of your duties and to assist with the ongoing efforts to improve the operations and performance of the Company. Your salary and benefits will remain at their current level through December 31, 1996. The Company will also continue to pay you a car allowance and for any previously approved club memberships or similar benefits through December 31, 1996. You will be reimbursed for professional executive outplacement services, up to a maximum of $5,000, upon receipt of invoices for such services. Furthermore, this severance agreement is offered to you in return for the following specific considerations:

1. You will not now, nor at any time while you are receiving payments pursuant to the terms of this agreement, solicit or recruit any customers or employees of the Company, or otherwise engage in any activity that would be deemed to be detrimental to or competitive with the business of the Company as it exists as of the date of this agreement.

     The provisions of the foregoing notwithstanding, you may request the written consent of the Company to become employed by a business that would otherwise be viewed as being in competition with the Company. At the time of such request, you must provide satisfactory assurance to the Company (in its sole opinion) that you will not be engaged in that aspect of the prospective employer's business which would otherwise be detrimental to the Company and that the balance of the terms and conditions of this Agreement will remain in full force and affect. In the case of any such request, the Company will not unreasonably withhold its consent to your becoming so employed.

2.   You will be a goodwill spokesperson for the Company.

3. You will provide positive customer interface for a successful transition of your responsibilities.

Mr. Carl P. McCormick
December 10, 1996
Page Two



In consideration for tendering your resignation as President, Chief Executive Officer and Director of the Company and for previous services rendered, the Company will agree to provide you with pay continuance from January 1, 1997 through December 31, 1998, subject to your compliance with the terms and conditions stated herein. Pay continuance will be calculated based upon an annual rate of $175,000, less applicable federal and state taxes, and will be dispersed in accordance with the standard payroll practices of the Company for salaried personnel. Medical and dental benefits will continue, at employee cost, through your pay continuance. You acknowledge that this severance is above and beyond any moneys owed to you as a result of your employment with the Company and serves as pay in lieu of notice.

The Company and the Board will take steps prior to your last day of employment in order to amend the Company's stock option plans and any stock option agreements so that all stock options granted to and held by you that will have vested by December 31, 1998 will remain valid and effective for the stated term of each option. Such options will be exercisable by you during the stated term of each option in accordance with the terms and conditions of the applicable stock option agreements entered into between you and the Company, as such terms and conditions may be amended from time to time. Any options that are not scheduled to vest on or before December 31, 1998 will become null and void as of December 31, 1996. Other modifications may be necessary in order accommodate your status as a non-employee option holder; however, those issues will also be addressed prior to the last date of your employment. You expressly agree that any breach of your obligations under this agreement will result in an immediate cancellation and forfeiture of any and all unexercised stock options held by you at the time of such breach.

You may elect to continue to make contributions to the Company sponsored 401(k) plan through December 31, 1996, after which time you will no longer be eligible to participate. Any funds that you have contributed to the Company's management deferred compensation plan may be withdrawn in accordance with the terms and conditions of that plan.

In exchange for the above severance pay, you agree to release and forever discharge the Company, its affiliates, predecessors and successors, and their directors, officers, employees and agents from any and all claims whatsoever based on or arising in any way from or related to your employment with or termination of your employment from the Company existing prior to this agreement, including but not limited to, claims under any federal, state and local employment laws such as the Age Discrimination in Employment Act (ADEA), as amended, Title VII of the Civil Rights Act of 1964, as amended, and all other laws, regulations and ordinances. Both parties agree that this release of claims is an essential and material term of this agreement.

You acknowledge that through your employment as an officer of the Company, you have obtained proprietary and highly confidential information regarding the Company including, but not limited to, its accounts, customers, clients and others with whom it may due business, as well as pricing, costs, strategies, methods, forms, contracts and trade secrets. You agree that you will return to the Company

Mr. Carl P. McCormick
December 10, 1996
Page Three



any and all proprietary information in written form within your control prior to your last day of employment. You agree that any breach of this paragraph will result in a termination of the obligation of the Company to provide pay continuance or any other benefits to you under the terms and conditions of this agreement.

You also acknowledge that through your employment as an officer of the Company, you have obtained proprietary and highly confidential information regarding the Company including, but not limited to, its accounts, customers, clients and others with whom it may do business, as well as knowledge of pricing, costs, strategies, methods, forms, contracts and trade secrets used by the Company. You agree that you will not, subsequent to the execution of this agreement, disclose such confidential information or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, and that you will not use this information to the future detriment of the Company. You agree that any breach of this paragraph will result in a termination of the obligation of the Company to provide pay continuance or any other benefits to you under the terms and conditions of this agreement.

You further acknowledge that through your employment as an officer of the Company, you have maintained in your possession (at your personal residence or otherwise) certain property that is owned by the Company and that you hold a certain number of shares of common stock in other publicly traded companies that were purchased by the Company in your name. You agree to return all Company owned property and to transfer all shares of stock purchased by you for the benefit of the Company (and for which expense you have been reimbursed) to David
D. Johnson by no later than December 31, 1996. You agree that any breach of this paragraph will result in a termination of the obligation of the Company to provide pay continuance or any other benefits to you under the terms and conditions of this agreement.

The Company will not terminate this agreement as a result of an alleged breach of its terms and conditions without first having notified you in writing with regard to the specific nature of the breach. You will then have twenty (20) days from receipt of said notice to notify the Company in writing of your disagreement with the notice. If you are in disagreement with the notice and are unable to resolve the dispute with the Company within twenty (20) days following the delivery of your response to the Company, then the parties will agree upon the selection of an arbitrator who will render a binding ruling within twenty (20) days. The cost of any such arbitration will be borne by the party who failed to prevail.

The parties agree that the formation and interpretation of this agreement will be governed by the laws of the State of Florida and that any action to enforce this agreement will be taken in a Florida court of competent jurisdiction. Additionally, the parties agree that the execution of this agreement will not be interpreted as an admission of any wrongdoing by either party.

You acknowledge that you have had in excess of thirty-five (35) days to confer with an attorney regarding the basic terms of this agreement. You also acknowledge that you have been informed that you have ten (10) days after signing this agreement to revoke it.

Mr. Carl P. McCormick
December 10, 1996
Page Four



It is our understanding that the above accurately reflects all of the terms discussed regarding your separation from the Company. As such, this agreement constitutes the entire understanding between you and the Company (with regard to your separation from the Company) and any modification to this agreement must be in writing and signed by both parties. Both parties are in agreement with the stated terms of this agreement and acknowledge that they have freely and voluntarily signed this agreement.

If you understand and agree with the terms and conditions contained in this letter, please sign and date below on the appropriate lines. If you have any questions or concerns, please do not hesitate to contact me or the Human Resources department. We would like to do everything possible to ensure you a smooth and successful transition from the Company.

Sincerely,



Jeffrey T. Gill
Chairman of the Board

Acknowledged and agreed to:



----------------------        ----------------------
Carl. P. McCormick            Date